CONTACT:

Investor Relations

+1.732.362.2380

Intelligroup, Inc. Announces Completion of $10 Million Equity Investment by
SOFTBANK Asia Infrastructure Fund LP and Venture Tech Assets Pvt. Ltd.

EDISON, N.J., March 31, 2006/PRNewswire-FirstCall/ – Intelligroup, Inc. (“Intelligroup” or the “Company”), a global provider of strategic IT outsourcing services, today announced it has completed a $10 million private placement of an aggregate of 6,666,667 shares of the Company’s common stock at a purchase price of $1.50 per share with its existing majority shareholders, SOFTBANK Asia Infrastructure Fund, L.P. (“SAIF”), an affiliate of SOFTBANK Corporation, and Venture Tech Assets Pvt. Ltd. (“Venture Tech”). SAIF now owns approximately 36% of the Company’s outstanding common stock. Venture Tech now owns approximately 26% of the Company’s outstanding common stock.

“We continue to believe that Intelligroup is extremely well-positioned to benefit from the increasing demand for onsite and offshore ERP implementation and support services.” remarked Ravi Adusumalli, General Partner with SAIF. “Further, we believe that this additional investment will contribute to the momentum that the new management team has built over the past few months.”

“This additional investment by SAIF and Venture Tech is testament to the confidence that our existing shareholders have in the Company and its ability to successfully execute its business strategy,” commented Vikram Gulati, Chief Executive Officer of Intelligroup.

About Intelligroup

Intelligroup, Inc. (http://www.intelligroup.com) is an information technology services strategic outsourcing partner to the world’s largest companies. Intelligroup develops, implements and supports information technology solutions for global corporations and public sector organizations. The Company’s onsite/offshore delivery model has enabled hundreds of customers to accelerate results and significantly reduce costs. With extensive expertise in industry-specific enterprise solutions, Intelligroup has earned a reputation for consistently exceeding client expectations.

About SOFTBANK Asia Infrastructure Fund

SAIF is a private equity fund investing in communications, media and information technology product and service companies who are based, have key operations or significant growth potential in the Asia-Pacific region. SAIF was founded in February 2001 following the formation of a strategic partnership between SOFTBANK Corporation and Cisco Systems, the founding limited partner of the fund. Cisco is a key financial and strategic partner for SAIF. SAIF currently manages over $1 billion in capital.

Safe Harbor Statement

Certain statements contained herein, including statements regarding the development of services and markets and the future demand for services and other statements regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Certain of such risks and uncertainties are set forth in Intelligroup’s filings with the Securities and Exchange Commission.